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                                                                     EXHIBIT 5.1


                         [LETTER OF LATHAM & WATKINS]

                               February 9, 2000




LSP Energy Limited Partnership
Two Tower Center, 20th Floor
East Brunswick, New Jersey 08816

LSP Batesville Funding Corporation
Two Tower Center, 20th Floor
East Brunswick, New Jersey 08816

    Re:    Registration Statement on Form S-4;
        $326,000,000 Aggregate Principal Amount
        of Senior Secured Bonds

Ladies and Gentlemen:

    In connection with the registration of $150,000,000 7.164% Series C Senior Secured Bonds due January 15, 2014 (the "SERIES C BONDS") and $176,000,000 8.160% Series D Senior Secured Bonds due July 15, 2025 (the "SERIES D BONDS" and, together with the Series C Bonds, the "SECURITIES") by LSP Energy Limited Partnership, a Delaware limited partnership (the "PARTNERSHIP"), and LSP Batesville Funding Corporation, a Delaware corporation (the "FUNDING CORPORATION" and, together with the Partnership, the "COMPANIES"), under the Securities Act of 1933, as amended (the "ACT"), on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") on August 2, 1999, as amended by Amendment No. 1 thereto filed with the Commission on December 21, 1999 and Amendment No. 2 thereto filed with the Commission on February 9, 2000 (the "REGISTRATION STATEMENT"), you have requested our opinion with respect to the matters set forth below.

    In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Companies in connection with the authorization and issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
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    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of Delaware, including statutory and reported decisional law thereunder, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

    Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

    The Securities have been duly authorized by all necessary partnership action of the Partnership and all necessary corporate action of the Funding Corporation, and when executed, authenticated and delivered by or on behalf of the Companies will constitute legally valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms.

    The opinions rendered in the preceding paragraph relating to the enforceability of the Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

    We have not been requested to express, and with your knowledge and consent do not render, any opinion as to the applicability to the obligations of the Companies under the Indenture and the Securities of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

    To the extent that the obligations of the Companies under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of the Exchange Bonds."

                                          Very truly yours,

                                          /s/ Latham & Watkins

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